Exhibit (h)(3)
BLUE OWL ALTERNATIVE CREDIT FUND
AMENDED AND RESTATED
DISTRIBUTION AND SERVICING PLAN ADOPTED PURSUANT TO RULE 12b-1
WHEREAS, Blue Owl Alternative Credit Fund (the "Fund") is a closed‑end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");
WHEREAS, the Fund has received from the Securities and Exchange Commission (the "SEC") an exemptive order that permits the Fund to offer multiple classes of shares of beneficial interest of the Fund (the "Shares") with, among other things, asset-based distribution and/or service fees (the "Order");
WHEREAS, reliance on the Order requires the Fund to comply with the provisions of Rule 12b-1 under the 1940 Act as if it were an open-end management investment company;
WHEREAS, the Fund employs Blue Owl Securities LLC ("BOS") as dealer manager of the Shares of each Class (as defined below) of the Fund;
WHEREAS, the Board of Trustees of the Fund (the "Board") voluntarily adopted a distribution and servicing plan pursuant to Rule 12b-1 under the 1940 Act on March 6, 2025 (the "Initial Plan"), with respect to the classes of Shares set forth on Exhibit A hereto, as such Exhibit may be amended from time to time (each a "Class"); and
WHEREAS, the Board wishes to hereby amend and restate the Initial Plan, effective as of the effective date of the Registration Statement of the Fund filed with the SEC on August 7, 2025, to reflect receipt of the Order and to amend the Classes set forth on Exhibit A hereto (the "Amended and Restated Plan");
NOW, THEREFORE, the Fund, with respect to each Class, hereby adopts the Amended and Restated Plan on the following terms and conditions:
1.    Each Class shall pay to BOS, to compensate financial industry professionals for distribution-related expenses, if applicable, and providing ongoing services in respect of shareholders who own such Class, a fee at the annual rate set forth in Exhibit A hereto, based on the aggregate net assets of the Fund attributable to each such Class, respectively, to be calculated daily, and payable monthly in arrears. For purposes of calculating such fee, net asset value will be calculated prior to any reduction for any fees and expenses of the Fund, including, without limitation, the fees payable hereunder. In addition, the value of the Fund's net assets attributable to each Class shall be computed in the manner specified in the Fund's then-current offering materials for the computation of the Fund's net asset value.
2.    As dealer manager of the Fund's Shares, BOS may spend such amounts hereunder as it deems appropriate on any activities or expenses primarily intended to result in the sale of each Class, including, but not limited to: compensation to employees of BOS; compensation to BOS and other qualifying financial intermediaries that engage in or support the distribution of Shares; expenses of BOS and such other financial intermediaries and entities, including overhead and telephone and other communication expenses; the printing and distribution of prospectuses and shareholder reports other than for existing shareholders of the Fund; and the preparation and distribution of sales literature and advertising materials. This section does not preclude BOS or its affiliates from making additional payments outside of the Plan.

3.    BOS may spend such amounts hereunder as it deems appropriate on the administration and servicing of each Class's shareholder accounts, including, but not limited to: responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, net asset value of Shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; compensating financial intermediaries and their employees who service each Class's shareholder accounts; and paying expenses of such financial intermediaries, including overhead and telephone and other communications expenses. This section does not preclude BOS or its affiliates from making additional payments outside of the Plan.
4.    This Plan and any related agreements shall become effective at such time as is specified by the Fund's Board of Trustees and shall continue in effect for successive periods of one year for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Board of Trustees of the Fund and (b) those Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b‑1 Trustees"), cast in person or as otherwise permitted by the SEC or its staff at a meeting or meetings called for the purpose of voting on this Plan and such related agreements; and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b‑1(e) under the 1940 Act.
5.    Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Fund's Board of Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.
6.    As to each Class, this Plan may be terminated at any time without penalty by vote of a majority of the Rule 12b‑1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.
7.    As to each Class, this Plan may not be amended to increase materially the amount of fees to be paid by the Fund hereunder unless such amendment is approved by a vote of a majority of the outstanding securities (as defined in the 1940 Act) of such Class, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided in Paragraph 4 hereof for annual approval.
8.    While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Fund shall be committed to the discretion of Trustees who are themselves not interested persons.
9.    The Fund shall preserve copies of this Plan and any related agreements for a period of not less than six years from the date of expiration of the Plan or agreement, as the case may be, the first two years in an easily accessible place; and shall preserve copies of each report made pursuant to Paragraph 5 hereof for a period of not less than six years from the date of such report, the first two years in an easily accessible place.

IN WITNESS WHEREOF, the Fund has executed this Plan as of the day and year set forth below.
Dated: August 7, 2025

BLUE OWL ALTERNATIVE CREDIT FUND

By:	/s/ Ivan Zinn

Name: Ivan Zinn
Title: Chief Executive Officer

Agreed and assented to:

BLUE OWL SECURITIES LLC

By:	/s/ Sean Connor

Name: Sean Connor
Title: President and Chief Executive Officer

EXHIBIT A

Name of Class	Fee Rate

Class S	0.85%[1]

Class U	0.75%
1 The Fund may only expend up to 0.75% on an annualized basis of the Fund's net assets attributable to Class S Shares for marketing and distribution expenses.
4